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                          AGREEMENT AND PLAN OF MERGER

                                    Between

                           VB INVESTMENT CORPORATION

                                      and

                           LILLIAN VERNON CORPORATION


                           Dated as of June 13, 1995

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                               TABLE OF CONTENTS

                                                             Page


                            ARTICLE I

                           THE MERGER

        SECTION 1.01.  The Merger. . . . . . . . . . . . . . . .  1
        SECTION 1.02.  Effective Time; Closing . . . . . . . . .  1
        SECTION 1.03.  Effect of the Merger. . . . . . . . . . .  2
        SECTION 1.04.  Certificate of Incorporation; By-laws.. .  2
        SECTION 1.05.  Directors and Officers. . . . . . . . . .  2
        SECTION 1.06.  Conversion of Securities. . . . . . . . .  2
        SECTION 1.07.  Employee Stock Options and Other
                           Equity Awards . . . . . . . . . . . .  3
        SECTION 1.08.  Dissenting Shares . . . . . . . . . . . .  3
        SECTION 1.09.  Surrender of Shares; Stock Transfer Books  4


                           ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        SECTION 2.01.  Organization and Qualification;
                         Subsidiaries                             6
        SECTION 2.02.  Certificate of Incorporation and By-laws.  6
        SECTION 2.03.  Capitalization. . . . . . . . . . . . . .  6
        SECTION 2.04.  Authority Relative to This Agreement. . .  7
        SECTION 2.05.  No Conflict; Required Filings and
                         Consents                                 8
        SECTION 2.06.  Compliance. . . . . . . . . . . . . . . .  8
        SECTION 2.07.  SEC Filings; Financial Statements . . . .  9
        SECTION 2.08.  Absence of Certain Changes or Events. . .  9
        SECTION 2.09.  Employee Benefits.. . . . . . . . . . . . 10
        SECTION 2.10.  Absence of Litigation . . . . . . . . . . 13
        SECTION 2.11.  Proxy Statement . . . . . . . . . . . . . 13
        SECTION 2.12.  Vote Required . . . . . . . . . . . . . . 13
        SECTION 2.13.  Brokers . . . . . . . . . . . . . . . . . 13
        SECTION 2.14.  Intellectual Property Rights. . . . . . . 13
        SECTION 2.15.  Real Property . . . . . . . . . . . . . . 14
        SECTION 2.16.  Environmental Matters . . . . . . . . . . 15
        SECTION 2.17.  Taxes . . . . . . . . . . . . . . . . . . 16
        SECTION 2.18.  Related Party Agreements. . . . . . . . . 18
        SECTION 2.19.  Labor Matters . . . . . . . . . . . . . . 18
        SECTION 2.20.  Contracts.. . . . . . . . . . . . . . . . 19






                           ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF INVESTOR


        SECTION 3.01.  Corporate Organization. . . . . . . . . . 20
        SECTION 3.02.  Authority Relative to This Agreement. . . 20
        SECTION 3.03.  No Conflict; Required Filings and
                         Consents                                20
        SECTION 3.04.  Financing.. . . . . . . . . . . . . . . . 21
        SECTION 3.05.  Proxy Statement . . . . . . . . . . . . . 21
        SECTION 3.06.  Brokers . . . . . . . . . . . . . . . . . 21


                           ARTICLE IV

             CONDUCT OF BUSINESS PENDING THE MERGER

        SECTION 4.01.  Conduct of Business by the Company
                       Pending the Merger . . . . . . . . . . .  22


                            ARTICLE V

                      ADDITIONAL AGREEMENTS

        SECTION 5.01.  Stockholders' Meeting . . . . . . . . . . 24
        SECTION 5.02.  Proxy Statement . . . . . . . . . . . . . 25
        SECTION 5.03.  Financing . . . . . . . . . . . . . . . . 25
        SECTION 5.04.  Access to Information; Confidentiality. . 25
        SECTION 5.05.  Employee Benefits Matters.. . . . . . . . 26
        SECTION 5.06.  Directors' and Officers' Indemnification
                         and Insurance                           26
        SECTION 5.07.  No Solicitation of Transactions.. . . . . 27
        SECTION 5.08.  Notification of Certain Matters . . . . . 28
        SECTION 5.09.  Further Action. . . . . . . . . . . . . . 28
        SECTION 5.10.  Public Announcements. . . . . . . . . . . 29
        SECTION 5.11.  Environmental Assessment. . . . . . . . . 30
        SECTION 5.12.  Termination Fees and Expenses . . . . . . 30
        SECTION 5.13.  Management Shares . . . . . . . . . . . . 31
        SECTION 5.14.  Employee Options. . . . . . . . . . . . . 31






                          ARTICLE VI

                    CONDITIONS TO THE MERGER

        SECTION 6.01.  Conditions to Each Party's Obligations. . 31
        SECTION 6.02.  Conditions to Obligations of Investor.. . 31
        SECTION 6.03.  Conditions to Obligations of the Company. 32

                           ARTICLE VII

                           TERMINATION
        SECTION 7.01.  Termination . . . . . . . . . . . . . . . 33
        SECTION 7.02.  Effect of Termination . . . . . . . . . . 34


                          ARTICLE VIII

                       GENERAL PROVISIONS


        SECTION 8.01.  Non-Survival of Representations,
                         Warranties and Agreements               34
        SECTION 8.02.  Expenses. . . . . . . . . . . . . . . . . 35
        SECTION 8.03.  Amendment . . . . . . . . . . . . . . . . 35
        SECTION 8.04.  Waiver. . . . . . . . . . . . . . . . . . 35
        SECTION 8.05.  Notices . . . . . . . . . . . . . . . . . 35
        SECTION 8.06.  Certain Definitions . . . . . . . . . . . 36
        SECTION 8.07.  Severability. . . . . . . . . . . . . . . 37
        SECTION 8.08.  Entire Agreement; Assignment. . . . . . . 37
        SECTION 8.09.  Parties in Interest . . . . . . . . . . . 37
        SECTION 8.10.  Specific Performance. . . . . . . . . . . 37
        SECTION 8.11.  Governing Law . . . . . . . . . . . . . . 38
        SECTION 8.12.  Headings. . . . . . . . . . . . . . . . . 38
        SECTION 8.13.  Counterparts. . . . . . . . . . . . . . . 38








                   Glossary of Defined Terms

                                                        Location of
Defined Term                                            Definition

Acquisition Proposal . . . . . . . . . . . . . . . .    Section  5.07
affiliate. . . . . . . . . . . . . . . . . . . . . .    Section  8.06(a)
Agreement. . . . . . . . . . . . . . . . . . . . . .    Preamble
Benefit Plans  . . . . . . . . . . . . . . . . . . .    Section  2.09(a)
Blue Sky Laws. . . . . . . . . . . . . . . . . . . .    Section  2.05(b)
Board  . . . . . . . . . . . . . . . . . . . . . . .    Recitals
business day . . . . . . . . . . . . . . . . . . . .    Section  8.05(b)
CERCLA . . . . . . . . . . . . . . . . . . . . . . .    Section  2.16(b)
Certificate of Merger. . . . . . . . . . . . . . . .    Section  1.02
Certificates . . . . . . . . . . . . . . . . . . . .    Section  1.09(b)
Claim. . . . . . . . . . . . . . . . . . . . . . . .    Section  5.09(c)
Closing. . . . . . . . . . . . . . . . . . . . . . .    Section  1.02
Closing Date . . . . . . . . . . . . . . . . . . . .    Section  1.02
Code . . . . . . . . . . . . . . . . . . . . . . . .    Section  2.09(d)
Commitment Letter. . . . . . . . . . . . . . . . . .    Recitals
Company. . . . . . . . . . . . . . . . . . . . . . .    Preamble
Company Common Stock . . . . . . . . . . . . . . . .    Section  1.06(a)
Company Preferred Stock. . . . . . . . . . . . . . .    Section  2.03
Confidentiality Agreement. . . . . . . . . . . . . .    Section  5.04(b)
control. . . . . . . . . . . . . . . . . . . . . . .    Section  8.06(c)
Costs and Expenses . . . . . . . . . . . . . . . . .    Section  5.12(b)
Debt Financing . . . . . . . . . . . . . . . . . . .    Section  3.04
Delaware Law . . . . . . . . . . . . . . . . . . . .    Recitals
Directors Plan . . . . . . . . . . . . . . . . . . .    Section  1.07
Disclosure Schedule. . . . . . . . . . . . . . . . .    Section  2.05
Dissenting Shares. . . . . . . . . . . . . . . . . .    Section  1.08(a)
Effective Time . . . . . . . . . . . . . . . . . . .    Section  1.02
Environmental Laws . . . . . . . . . . . . . . . . .    Section  2.16(f)
Environmental Permits. . . . . . . . . . . . . . . .    Section  2.16(a)
ERISA. . . . . . . . . . . . . . . . . . . . . . . .    Section  2.09
Exchange Act . . . . . . . . . . . . . . . . . . . .    Section  2.07(a)
Financing. . . . . . . . . . . . . . . . . . . . . .    Section  3.04
FS & Co. . . . . . . . . . . . . . . . . . . . . . .    Section  5.12
Government Antitrust Authority . . . . . . . . . . .    Section  5.08(b)
Group. . . . . . . . . . . . . . . . . . . . . . . .    Section  7.01(f)
HSR Act. . . . . . . . . . . . . . . . . . . . . . .    Section  2.05(b)
Hazardous Materials. . . . . . . . . . . . . . . . .    Section  2.16
Indemnified Parties. . . . . . . . . . . . . . . . .    Section  5.06(b)
Intellectual Property. . . . . . . . . . . . . . . .    Section  2.14






Investor . . . . . . . . . . . . . . . . . . . . . .    Preamble
Investor Equity Contribution . . . . . . . . . . . .    Section  3.04
Leased Property. . . . . . . . . . . . . . . . . . .    Section  2.15(b)
Leases . . . . . . . . . . . . . . . . . . . . . . .    Section  2.15(b)
Material Adverse Effect. . . . . . . . . . . . . . .    Section  2.01
Maximum Amount . . . . . . . . . . . . . . . . . . .    Section  5.06(c)
Merger . . . . . . . . . . . . . . . . . . . . . . .    Recitals
Merger Consideration . . . . . . . . . . . . . . . .    Section  1.06(a)
Named Executives . . . . . . . . . . . . . . . . . .    Section  2.09(e)
1987 Plan. . . . . . . . . . . . . . . . . . . . . .    Section  1.07
Options. . . . . . . . . . . . . . . . . . . . . . .    Section  1.07
Option Plans . . . . . . . . . . . . . . . . . . . .    Section  1.07
Owned Real Property. . . . . . . . . . . . . . . . .    Section  2.15(a)
Paying Agent . . . . . . . . . . . . . . . . . . . .    Section  1.09(a)
Permitted Real Property Liens. . . . . . . . . . . .    Section  2.15(a)
person . . . . . . . . . . . . . . . . . . . . . . .    Section  8.06(d)
Proxy Statement. . . . . . . . . . . . . . . . . . .    Section  2.11
Real Properties. . . . . . . . . . . . . . . . . . .    Section  2.15(b)
Returns. . . . . . . . . . . . . . . . . . . . . . .    Section  2.17(a)
Schedule 13E-3 . . . . . . . . . . . . . . . . . . .    Section  2.11
SEC. . . . . . . . . . . . . . . . . . . . . . . . .    Section  2.07(a)
SEC Reports. . . . . . . . . . . . . . . . . . . . .    Section  2.07(a)
Securities Act . . . . . . . . . . . . . . . . . . .    Section  2.07(a)
Shares . . . . . . . . . . . . . . . . . . . . . . .    Section  1.06(a)
Sites. . . . . . . . . . . . . . . . . . . . . . . .    Section  2.16(a)
Stockholders' Meeting. . . . . . . . . . . . . . . .    Section  5.01(a)
Subsidiaries or Subsidiary . . . . . . . . . . . . .    Section  8.06(e)
Surviving Corporation. . . . . . . . . . . . . . . .    Section  1.01
Taxes. . . . . . . . . . . . . . . . . . . . . . . .    Section  2.17(a)







                AGREEMENT AND PLAN OF MERGER, dated as of June 13, 1995 (this "Agreement"), between VB INVESTMENT CORPORATION, a Delaware corporation ("Investor"), and LILLIAN VERNON CORPORATION, a Delaware corporation (the "Company").

                WHEREAS, the Boards of Directors of Investor and the Company have each approved the merger (the "Merger") of Investor with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") upon the terms and subject to the conditions set forth herein;

                WHEREAS, the Boards of Directors of Investor and the Company have approved the obtaining of financing by the Company pursuant to the terms of the letter from Merrill Lynch Capital Corporation to Investor, dated June 13, 1995 (the "Commitment Letter"); and

                WHEREAS, the Board of Directors of the Company (the "Board") has determined that the Merger is fair to, and in the best interests of, the stockholders of the Company and has resolved and agreed to adopt this Agreement and the transactions contemplated hereby and to recommend approval of the Merger and approval and adoption of this Agreement by such stockholders;

                NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Investor and the Company hereby agree as follows:


                            ARTICLE I

                           THE MERGER

                SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined) Investor shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Investor shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                SECTION 1.02. Effective Time; Closing. As promptly as practicable, but in any event no more than five business days, after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or a certificate of ownership and merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware being the "Effective Time"). Immediately prior to the filing referred to in this Section 1.02, a closing shall be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York, or such other place as the parties shall agree, for the purpose of confirming all of the foregoing (the "Closing"; the date of the Closing being the "Closing Date").

                SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Investor shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Investor shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                SECTION 1.04. Certificate of Incorporation; By-laws. (a) Unless otherwise determined by Investor prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

                (b) Unless otherwise determined by Investor prior to the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

                SECTION 1.05. Directors and Officers. The directors of Investor immediately prior to the Effective Time, together with the Chairman of the Company, shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                SECTION 1.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Investor, the Company or the holders of any of the following securities:

                (a) each share of Common Stock, par value $.01 per share, of the Company ("Common Stock") (shares of Common Stock being hereinafter collectively referred to as "Shares" and individually as a "Share") issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 1.06(b), each Share to remain outstanding under
Section 1.06(c) and any Dissenting Shares (as defined in Section 1.08(a)) shall be cancelled and shall be converted automatically into the right to receive an amount equal to $19.00 in cash (the "Merger Consideration") payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share in the manner provided in Section 1.09;

                (b) each Share held in the treasury of the Company and each Share owned by Investor or the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;

                (c) 657,895 Shares and 394,737 Shares registered in the names of Lillian Vernon and David Hochberg, respectively, shall not be cancelled as provided above but shall remain outstanding; and

                (d) a number of shares of common stock, par value $.01 per share, of Investor equal to the quotient of (i) the Investor Equity Contribution and (ii) $19.00 shall be converted into and exchanged for the same number of validly issued, fully paid and nonassessable shares of Common Stock, par value $.01 per share, of the Surviving Corporation.

                SECTION 1.07. Employee Stock Options and Other Equity Awards. Except as may otherwise be agreed by Investor and any holder of any outstanding employee or director options to purchase Company Common Stock, including any related tandem stock appreciation right ("Options"), granted under the Company's 1987 Performance Unit, Restricted Stock, Nonqualified Option and Incentive Stock Option Plan (the "1987 Plan") and 1993 Stock Option Plan for Non-Employee Directors (the "Directors Plan" and, together with the 1987 Plan, the "Option Plans"), each of such holder's Options under the Directors Plan, whether or not vested, shall be cancelled without further action required on the part of the holder of such Option, and each of such holder's Options under the 1987 Plan, upon the consent of such holder, whether or not vested, shall be cancelled, for the right to receive at the Effective Time an amount in cash equal to the product of (i) the excess of the Merger Consideration over the exercise price per share of such Option, and (ii) the number of shares of Common Stock subject to such Option.

                SECTION 1.08. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.09, of the certificate or certificates that formerly evidenced such Shares.

                (b) The Company shall give Investor (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Investor, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                SECTION 1.09. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Investor shall designate a bank or trust company to act as agent for the holders of Shares in connection with the Merger (the "Paying Agent") to receive the funds to which holders of Shares shall become entitled pursuant to Section 1.06(a). At the Effective Time, Investor will make available to the Paying Agent sufficient funds, together with funds to be provided by the Company pursuant to the Commitment Letter, to pay the Merger Consideration in respect of all Shares (other than any Shares to be cancelled pursuant to Section 1.06(b), each Share to remain outstanding under Section 1.06(c) and any Dissenting Shares). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $500 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

                (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. The right to receive the Merger Consideration shall be subject to and reduced by the amount of any required tax withholding obligation.

                (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

                (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company (other than with respect to Shares to be outstanding after the Effective Time under Section 1.06(c) or 1.06(d)). From and after the Effective Time, the holders of Shares (other than with respect to Shares to remain outstanding under Section 1.06(c) or 1.06(d)) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.


                           ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY


                The Company hereby represents and warrants to Investor that:

                SECTION 2.01. Organization and Qualification; Subsidiaries. Each of the Company and each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries has all necessary licenses, permits, authorizations and governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such licenses, permits and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. When used in connection with the Company or any Subsidiary, the term "Material Adverse Effect" means any change in or effect on the Company and its Subsidiaries that is materially adverse to the financial condition, operations, business, results of operations or assets of the Company and its Subsidiaries taken as a whole. All of the Company's Subsidiaries are set forth on Schedule 2.01. Each Subsidiary is wholly owned by the Company.

                SECTION 2.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Investor a complete and correct copy of the Certificate of Incorporation and the By-laws of the Company and each of the Subsidiaries, in each case, as amended through the date hereof. Such Certificates of Incorporation and By-laws are in full force and effect. None of the Company and its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-laws.

                SECTION 2.03. Capitalization. The authorized capital stock of the Company consists of 20,000,000 Shares and 2,000,000 shares of Preferred Stock, par value $.01 per share ("Company Preferred Stock"). As of the date hereof, (i) 9,931,187 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, of which 224,349 Shares are held in the treasury of the Company, and (ii) 1,023,500 Shares are reserved for future issuance pursuant to stock options granted pursuant to the Company's Option Plans. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except as set forth on Schedule 2.03, there are no options, warrants or rights of conversion, preemptive rights, or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements and limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

                SECTION 2.04. Authority Relative to This Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Investor, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                (b) The Company hereby represents that (i) the Board, at a meeting duly called and held on June 13, 1995, at which three members of the Board did not vote, (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company, (B) approved and adopted this Agreement and the Merger and (C) recommended that the stockholders of the Company approve and adopt this Agreement and the Merger (provided that such recommendation may only be withdrawn if the Board determines in good faith after consultation with independent counsel that such action is required for the Board to comply with its fiduciary duties to stockholders imposed by Delaware Law), and (ii) Goldman, Sachs & Co. has delivered to the Board an oral opinion that the consideration to be received by the holders of Shares pursuant to the Merger is fair to the holders of Shares from a financial point of view.

                SECTION 2.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except as disclosed in Section 2.05 of the Disclosure Schedule, require any consent under, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

                (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), or (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect.

                SECTION 2.06. Compliance. Neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

                SECTION 2.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since February 23, 1992 (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance and complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934 (the "Exchange Act"), as the case may be, (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) were filed in a timely manner. No Subsidiary was or is required to file any form, report or other document with the SEC.

                (b) Each of the Company's consolidated financial statements (including, in each case, the Company's consolidated balance sheets and statements of income, stockholders' equity and cash flows and any notes and schedules thereto) contained in the SEC Reports (i) was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect), and (ii) was based on and prepared in accordance with the books and records of the Company and its Subsidiaries, which books and records were accurately maintained in all material respects.

                SECTION 2.08. Absence of Certain Changes or Events. Since February 25, 1995, except as contemplated by this Agreement, disclosed in any SEC Report filed since February 25, 1995 to the date of this Agreement, or as described on Schedule 2.08, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect, without regard, however, to changes generally applicable to the industries in which the Company and its Subsidiaries are involved or general economic conditions, (ii) any change in accounting methods, principles, practices, policies or procedures affecting any of the Company's consolidated assets, liabilities, results of operations or business or any increase or change in any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves, except for changes required by United States generally accepted accounting principles, (iii) any declaration, setting aside or payment of any dividend or distribution, whether in cash, stock, property or otherwise, with respect to any of its capital stock, or any redemption, purchase or other acquisition of any of its securities other than regular quarterly dividends on the Shares of $.07 per Share, (iv) except as set forth on Schedule 2.08, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice or any grant of severance or termination pay to, or entering into any employment, consulting or severance agreement with any present or former director, officer or other employee of the Company or any of its Subsidiaries, (v) any amendment to the Company's or any Subsidiaries' Certificate of Incorporation or By-laws, (vi) any reclassification, combination, split, subdivision or redemption, purchase or other acquisition, directly or indirectly, by the Company or any Subsidiary of any of the Company's or any of its Subsidiaries' capital stock (other than in connection with the Option Plans), (vii) any acquisition (whether by merger, consolidation, acquisition of stock or assets or otherwise) of any corporation, partnership or other business organization or division thereof, (viii) any agreement or transaction or any amendment, modification, cancellation or termination thereof involving the Company or any of its Subsidiaries that (A) involved consideration in excess of $500,000 (other than inventory acquisitions and dispositions, paper purchase contracts or contracts for the printing of catalogs in the ordinary course of business consistent with prior practice, in each case for a term of less than 180 days); or (B) involved the sale or acquisition or lease of any material assets, (ix) any cancellation of indebtedness or obligation owed to the Company or any of its Subsidiaries, or settlement or compromise of any claims thereof, in an aggregate amount, or having an aggregate value, greater than $500,000, or waiver of any rights of similar value to the Company or any of its Subsidiaries relating to any of their respective business activities or properties, (x) any capital expenditure in excess of $250,000, except in accordance with the Company's capital expenditure budget for the fiscal year ending February 23, 1996, a copy of which is attached as Schedule 4.01, (xi) any material revaluation of any assets, including, without limitation, any write-offs of material notes, material increases in any reserves or any material write-up of the value of inventory, property, plant, equipment or any other asset, (xii) any damage, destruction or loss (whether or not covered by insurance) affecting any office or warehouse involved in the Company's business or any other asset of the Company and resulting in a loss in excess of $500,000, or (xiii) any plan, commitment to, or any agreement to do, or take any action in preparation for, any of the foregoing.

                SECTION 2.09. Employee Benefits. For purposes of this Section 2.09, the term "Company" shall include its Subsidiaries. No breach of the following provisions of this Section 2.09 shall be considered to exist (i) if it is set forth in Schedule 2.09, or (ii) unless it, when considered together with all other breaches of this Section 2.09, shall have a Material Adverse Effect.

                (a)     Schedule 2.09 sets forth a true and complete list of:

                        (i)     All employee benefit plans, as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA");
and

                        (ii) All other profit-sharing, deferred compensation, bonus, stock option, stock purchase, stock bonus, vacation pay, holiday pay, severance, dependent care assistance, excess benefit, incentive, salary continuation, and other compensation arrangements (including employment and consulting agreements)

maintained or contributed to by the Company for the benefit of its employees (or former employees) and/or their beneficiaries. Both of these types of plans shall be collectively referred to as "Benefit Plans." An arrangement will not fail to be a "Benefit Plan" simply because it only covers one individual.

                (b) The Company has delivered to Investor a true and complete copy of:

                        (i) Each Benefit Plan and any related funding agreements, as well as all amendments thereto;

                        (ii) The current draft of the Summary Plan Description of each Benefit Plan (if applicable);

                        (iii) The most recent Internal Revenue Service determination letter (if applicable) for each Benefit Plan, which determination letter reflects all amendments that have been made to the plan; and

                        (iv) The actuarial report and/or financial statement for the most recently completed plan year of the Benefit Plan for which the Company has had an actuarial report and/or a financial statement prepared.

                (c) With respect to each Benefit Plan that is subject to Title IV of ERISA, the value, determined on a termination basis using the actuarial assumptions stated in the plan, of all accrued and ancillary benefits (whether or not vested) under each such plan did not exceed, as of the most recent valuation date, and will not exceed as of the Closing Date, the then current fair market value of the assets of the plan.

                (d) Each Benefit Plan complies currently, and has complied in the past, in form and operation, with all applicable law, such as ERISA and the Code (including Section 4980B thereof). Each Benefit Plan has been operated in accordance with its terms. Furthermore, the Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code, and no event has occurred before or after the date of the letter that would disqualify the plan.

                (e) Other than payments that may be made to the persons listed on Schedule 2.09 ("Named Executives"), no amount that could be received (whether in the form of cash, property, or the vesting of an interest in property) as a result of any of the transactions contemplated by this Agreement by any person who is a "disqualified individual" (as defined in Section 280G(c) of the Code) under any agreement, would be characterized as an "excess parachute payment" (as is defined in Section 280G(b)(1) of the Code). Set forth in
Schedule 2.09 is (i) the maximum amount that could be paid to each Named Executive as a result of the transactions contemplated by this Agreement and
(ii) the "base amount" (as such term is defined in Section 280G(b)(3) of the Code) for each Named Executive calculated as of the date of this Agreement.

                (f) The Company does not maintain any plan that provides (or will provide) medical or death benefits to one or more former employees (including retirees), other than benefits that are required to be provided pursuant to Section 4980B of the Code or state law continuation coverage rights.

                (g) There are no investigations, proceedings, or lawsuits, either currently in progress or expected to be instituted in the future, relating to any Benefit Plan, by any administrative agency, whether local, state, or federal.

                (h) There are no lawsuits or other claims, pending or threatened (other than routine claims for benefits under the plan) against or involving (i) any Benefit Plan, or (ii) any Fiduciary of such plan (within the meaning of Section 3(21)(A) of ERISA) brought on behalf of any participant, beneficiary, or Fiduciary thereunder, nor is there any reasonable basis for any such claim.

                (i) The Company has no intention or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify or change any existing Benefit Plan. The benefits under all Benefit Plans are as represented, and have not been, and will not be increased subsequent to the date documents are provided to Buyer. The Company does not participate in any Multiemployer plans (as defined in ERISA).

                (j) None of the persons performing services for the Company have been improperly classified as independent contractors or as being exempt from the payment of wages for overtime.

                SECTION 2.10. Absence of Litigation. Except as disclosed in the SEC Reports filed on or before the date hereof and in Schedule 2.10, there are no suits, arbitrations, mediations, complaints, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any properties or rights of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that (i) individually or in the aggregate, would have a Material Adverse Effect or (ii) seek to delay or prevent the consummation of the Merger. As of the date hereof, neither the Company nor any Subsidiary nor any of their properties is subject to any order, writ, judgment, injunction, decree, determination or award having a Material Adverse Effect.

                SECTION 2.11. Proxy Statement. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), nor the transaction statement on Schedule 13E-3 to be filed with the SEC (such transaction statement, as amended or supplemented, being referred to herein as the "Schedule 13E-3") shall, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company or the Schedule 13E-3 (or any amendment thereof) is filed with the SEC, at the time of the Stockholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. The Proxy Statement and the Schedule 13E-3 shall comply in all material respects as to form and content with the requirements of the Exchange Act and the rules and regulations thereunder.

                SECTION 2.12. Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the Merger.

                SECTION 2.13. Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Investor a complete and correct copy of all agreements between the Company and Goldman, Sachs & Co. pursuant to which such firm would be entitled to any payment relating to the Merger.

                SECTION 2.14. Intellectual Property Rights. Schedule 2.14 contains a complete and accurate list of all material trade names, trademarks, brand names, trade secrets, service marks, patents, copyrights and other proprietary intellectual property (collectively, the "Intellectual Property"), including all contracts, agreements and licenses relating thereto, owned or used by the Company or any Subsidiary, or in which any of them has any rights. No proceedings have been instituted against or notices received by the Company or any Subsidiary that are currently unresolved alleging that the Company or any Subsidiary has infringed or is now infringing on any Intellectual Property belonging to any other person, firm or corporation, except such infringements which in the aggregate would not have a Material Adverse Effect. The Company and the Subsidiaries own or hold adequate licenses or other rights to use all Intellectual Property necessary for them to conduct their respective businesses as they are being conducted, except for such title, license or use imperfections which, in the aggregate, would not have a Material Adverse Effect. Except as disclosed on Schedule 2.14, none of the Company or any of its Subsidiaries has granted any licenses with respect to any of their respective Intellectual Property. None of the Company or any of its Subsidiaries has received any notice, nor does the Company know of, any conflict or claimed conflict with respect to the rights of others to the use of their corporate name or any of their Intellectual Property, except such conflicts or claimed conflicts which, in the aggregate, would not have a Material Adverse Effect.

                SECTION 2.15.  Real Property.   (a)  Owned Real Property.
Schedule 2.15 attached hereto contains a complete and accurate list of all real property owned in whole or in part by the Company or its Subsidiaries ("Owned Real Property") and includes the name of the record title holder thereof and a list of all indebtedness secured by a lien, mortgage or deed of trust thereon. The Company or its Subsidiaries has good, valid, marketable and insurable title in fee simple to all the Owned Real Property, free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for Permitted Real Property Liens. For purposes of this Agreement, the term "Permitted Real Property Liens" shall mean (i) liens reflected in Schedule 2.15, (ii) liens consisting of zoning or planning restrictions, easements, and other customary restrictions or limitations on the use of real property or other liens, changes or encumbrances which do not materially detract from the value of, or impair the use of, such property by the Company or its Subsidiaries in the operation of the business, or (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and payable.

                (b) Leased Real Property. Schedule 2.15 attached hereto sets forth a list, copies of which have been delivered to Investor, of (i) all leases and subleases under which the Company or its Subsidiaries is the lessor, lessee or occupant of any real property, together with all amendments, supplements, nondisturbance agreements and other agreements pertaining thereto (the "Leased Property", and together with the Owned Real Property, the "Real Properties"); (ii) all material options held by the Company or its Subsidiaries or contractual obligations on the part of the Company or its Subsidiaries to purchase or acquire any interest in real property; and (iii) all options granted by the Company or its Subsidiaries or contractual obligations on the part of the Company or its Subsidiaries to sell or dispose of any interest in real property. The Company or its Subsidiaries has good, valid, marketable and insurable leasehold title to all such Leased Property, free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for Permitted Real Property Liens. Each lease, sublease or other agreement (collectively, the "Leases") set forth in Schedule 2.15 (or required to be set forth in Schedule 2.15) is in full force and effect; and except as set forth on
Schedule 2.15, there exists no event of default or event, occurrence, condition or act (including the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such Lease other than defaults which would not, in the aggregate, have a Material Adverse Effect.

                SECTION 2.16. Environmental Matters. (a) Except as disclosed in Schedule 2.16 and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and each Subsidiary is in compliance with all, and has no liability under any Environmental Laws, (ii) the Company and each Subsidiary holds all the permits, licenses and approvals of governmental authorities and agencies necessary for the current use, occupancy or operation of the Business under Environmental Laws ("Environmental Permits"),
(iii) the Company is in compliance with all its Environmental Permits, (iv) each of the Real Properties and each site previously owned, leased or operated by the Company or any of its Subsidiaries (collectively, the "Sites") is in compliance with all Environmental Laws, (v) no spill, release, discharge or disposal of Hazardous Materials has occurred at, on, under or about any Site, and (vi) none of the Company or any of its Subsidiaries has received notice that the Company, its Subsidiaries or any Site has been alleged to be in violation of any Environmental Law.

                (b) Except as disclosed in Schedule 2.16, none of the Company or any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any other Environmental Law with respect to any Owned Real Property, Leased Real Property or any other location.

                (c) Except as disclosed in Schedule 2.16, none of the Company or any of its Subsidiaries has entered into or agreed to any consent decree or order and is not subject to any judgment, decree or judicial order relating to compliance with or the cleanup of Hazardous Materials under any applicable Environmental Law or Environmental Permit.

                (d) Except as disclosed in Schedule 2.16, none of the Owned Real Property, Leased Real Property or Sites is listed or, to the knowledge of the Company or any of its Subsidiaries, proposed for listing on the "National Priorities List" under CERCLA, or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency, as updated through the date hereof, or any similar state list of sites requiring investigation or cleanup.

                (e) Schedule 2.16 discloses all information relating to the following items: (i) all environmental audits or other studies or reports prepared by third parties to assess Hazardous Material risks at any Site or relating to the business of the Company or any of its Subsidiaries, and (ii) all communications and agreements with any governmental authority or agency (federal, state or local), or any private entity or individual, relating in any way to the presence, release, threat of release, placement at, on, under or about any Site, or the use, manufacture, handling, generation, storage, treatment, discharge, burial or disposal at, on, under or about any Site, or the transportation to or from any Site, of any Hazardous Materials.

                (f) The matters disclosed on Schedule 2.16 do not individually, or in the aggregate, have a Material Adverse Effect.

                For purposes of this Section 2.16, "Hazardous Materials" shall mean asbestos, petroleum products, underground tanks of any type and all other materials now or hereafter defined as "hazardous substances", "hazardous wastes", "toxic substances" or "solid wastes", or otherwise now or hereafter listed or regulated pursuant to (collectively, the "Environmental Laws"): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., and any amendments thereto; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and any amendments thereto; the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801 et seq.; and any other similar federal, state or local statute, regulation, ordinance, order, decree, or any other law, common law theory or reported decision of any state or federal court, as now or at any time hereafter in effect, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material.

                (g) Investor acknowledges that the representations and warranties contained in this Section 2.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to Environmental Permits, and no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

                SECTION 2.17. Taxes. Except for such items as would not result in a Material Adverse Effect, and except for such items as are set forth on
Schedule 2.17:

                (a) the Company has timely filed or been included in, or will timely file or be included in, all returns, reports and forms ("Returns") required to be filed by it before the Closing Date or in which it is required to be included before the Closing Date with respect to all federal, state, local, foreign and other net income, gross income, estimated, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, withholding, value added, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, commercial rent or withholding, unemployment insurance, social security, workers' compensation, customs duties or other taxes, fees, assessments, duties or governmental charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts payable with respect thereto (collectively, "Taxes") for any period ending on or before the Closing Date, taking into account any extension of time to file granted to or obtained by or on behalf of the Company;

                (b) all Taxes due and owing by the Company (whether or not shown on any Return) for the period through February 25, 1995 have been paid or are shown as taxes payable on the February 25, 1995 financial statements, and any Taxes that become due and owing by the Company after February 25, 1995 and before the Closing Date (whether or not shown on any Return) will be incurred in the ordinary course of business in a manner consistent with past practice;

                (c) the Company has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party;




                (d) there are no liens on any of the assets of the Company as a result of any Tax liabilities except for Taxes not yet due and payable;

                (e) to the best of the knowledge of the Company and its employees, no Tax deficiency of any kind has been claimed, proposed, assessed against or relating to the Company or on any of its assets with respect to any taxable period ending on or before the Closing Date; the Company is not a party to any action or proceeding by any governmental authority for the assessment or collection of Taxes nor has any such event been asserted or threatened against or discussed with the Company by any taxing authority;

                (f) all Tax deficiencies determined as a result of any past completed audit have been satisfied;

                (g) the Company has delivered to Investor complete and correct copies of all federal, state, local and foreign income or franchise Returns filed by the Company for the three most recent taxable years for which such Returns have been filed immediately preceding the date of this Agreement;

                (h) the Company has delivered to Investor complete and correct copies of all audit reports and statements of deficiencies with respect to any Tax assessed against or agreed to by the Company for the three most recent taxable periods for which such audit reports and statements of deficiencies have been received by the Company;

                (i) the Company is not presently under audit, examination or investigation by any federal, state, local or foreign taxing authority and there are no pending or (to the best of the knowledge of the Company and its employees) threatened audits, examinations, investigations or claims relating to the Company for or with respect to any Taxes;

                (j) the Company (i) has not filed a consent pursuant to the collapsible corporation provisions of section 341(f) of the Code (or any similar provision of state or other tax law) or agreed at any time to apply section 341(f)(2) of the Code (or any similar foreign tax provision) to any disposition of its assets, (ii) other than is reflected in a Return described in clause (g) above, has not agreed, or is not required under section 481(a) of the Code (or any similar state or other tax provision), to make any adjustment by reason of a change in accounting method or otherwise;

                (k) the Company is not a party to or bound by any tax sharing, tax indemnity or tax allocation agreement or other similar arrangement;

                (l) other than with respect to employment agreements or other arrangements that have already been made known to Investor, the Company has not made any payments, is not obligated to make any payments or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under section 280G of the Code;

                (m) other than with respect to such matters as have already been made known to Investor, the Company is not subject to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for Tax purposes;

                (n) other than with respect to Taxes shown on Returns described in clause (g) above, the Company is not subject to any Tax imposed on net income in any jurisdiction or by any taxing authority; and

                (o) the Company has not executed or entered into any closing agreement pursuant to section 7121 of the Code, or any predecessor provision thereof or any similar provision of state or other law.

                SECTION 2.18. Related Party Agreements. Except as set forth in the SEC Reports filed on or before the date hereof, there are no contracts, agreements or understandings by and between or among the Company and its Subsidiaries and any of their respective stockholders, directors or officers.

                SECTION 2.19. Labor Matters. There are no activities or proceedings of any labor union (or representatives thereof) to organize any employees employed by the Company or any of the Subsidiaries, nor any strikes, slowdowns, work stoppages, lockouts or, to the Company's knowledge, threats thereof, by or with respect to any of the employees of the Company or any of the Subsidiaries. Except as set forth on Schedule 2.19, there are no claims that the Company or any of its Subsidiaries has not complied in any respect with any laws relating to the employment of labor including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination or employment safety, except such claims which, in the aggregate, would not have a Material Adverse Effect.

                SECTION 2.20. Contracts. Schedule 2.20 lists, as of the date hereof (excluding leases, subleases and amendments thereto set forth on Schedule
2.15 and benefit plans and other contracts set forth on Schedule 2.09) (i) all contracts, agreements and commitments whether or not fully performed pursuant to which the Company or any of its Subsidiaries has since February 25, 1995 acquired or disposed of any material portion of its assets; (ii) all agreements containing covenants not to compete on the part of the Company or any of its Subsidiaries or otherwise materially restricting the ability of the Company to engage in business; (iii) all joint venture or partnership agreements to which the Company or any of its Subsidiaries is a party; (iv) all agreements with brokers, representatives, dealers or trading companies in connection with the purchase of in excess of $500,000 of the Company's or any Subsidiary's products;
(v) all other contracts, agreements or arrangements (other than inventory acquisitions, contracts for the purchase of paper or contracts for the printing of catalogs entered into in the ordinary course of business consistent with past practice, in each case with a term of less than 180 days) involving estimated future payments in excess of $500,000 by the Company or any of its Subsidiaries per year that may not be cancelled upon 90 or fewer days' notice without any liability on the part of the Company; and (vi) all agreements of the Company or any of its Subsidiaries with respect to indebtedness or financial obligations (contingent or otherwise) in excess of $500,000. The items required to be listed in Schedule 2.20 together with (i) all contracts for the purchase of paper or contracts for the printing of catalogs with terms of more than 180 days and (ii) and each other agreement that is material to the conduct of the business of the Company and its Subsidiaries taken as a whole are hereinafter referred to as the "Contracts." With respect to each Contract and except as set forth in Schedule 2.20: (i) such Contract is valid, binding and enforceable against the Company in accordance with its terms; and (ii) there does not exist, as of the date hereof, any event that, with the giving of notice or the lapse of time or both, would constitute on the part of the Company a breach of or a default under such Contract, and the Company has not received or been given notice of any such breach or default, except for such breaches or default which would not, in the aggregate, have a Material Adverse Effect.

                           ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF INVESTOR


                Investor hereby represents and warrants to the Company that:

                SECTION 3.01. Corporate Organization. Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay Investor from performing its material obligations under this Agreement.

                SECTION 3.02. Authority Relative to This Agreement. Investor has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance of this Agreement by Investor and the consummation by Investor of the Merger have been duly and validly authorized by all necessary corporate action on the part of Investor other than the filing and recordation of appropriate merger documents as required by Delaware Law. This Agreement has been duly and validly executed and delivered by Investor and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of Investor enforceable against Investor in accordance with its terms.

                SECTION 3.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Investor do not, and the performance of this Agreement by Investor will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Investor, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection
(b) have been obtained and all filings and notifications described in subsection
(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Investor or by which any property or asset of either of them is bound or affected, or (iii) require any consent under, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Investor pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Investor is a party or by which Investor or any property or asset of Inventory is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay Investor from performing its material obligations under this Agreement.

                (b) The execution and delivery of this Agreement by Investor do not, and the performance of this Agreement by Investor will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay Investor from performing its material obligations under this Agreement.

                SECTION 3.04. Financing. Investor has furnished the Company with the Commitment Letter with respect to which up to $110 million of bank term credit and $23 million pursuant to a revolving credit facility may be drawn at Closing (the "Debt Financing"). The Debt Financing, together with a cash equity contribution by Investor of not less than $52 million (the "Investor Equity Contribution") will provide all funds necessary to pay the Merger Consideration in respect of all Shares (other than Shares to be cancelled pursuant to Section 1.06(b) and each Share to remain outstanding under Section 1.06(c)), and pay all related fees and expenses in connection with this Agreement.

                SECTION 3.05. Proxy Statement. The information supplied by Investor for inclusion in the Proxy Statement and the Schedule 13E-3 will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company or the Schedule 13E-3 (or any amendment thereof) is filed with the SEC, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading.

                SECTION 3.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Investor.


                           ARTICLE IV

             CONDUCT OF BUSINESS PENDING THE MERGER


                SECTION 4.01. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as otherwise expressly provided in this Agreement or unless Investor shall otherwise agree in writing, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, except as otherwise expressly provided in this Agreement or as previously disclosed in the SEC Reports or by the Company to Investor, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of
Investor:

                (a) amend or otherwise change its Certificate of Incorporation or By-laws, as amended, or equivalent organizational documents;

                (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (A) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of the Company or any of its Subsidiaries (except for the issuance of a maximum of 1,023,500 shares of Company Common Stock issuable in accordance with the terms of employee stock options outstanding on the date hereof) or (B) any assets of the Company or any of its Subsidiaries, except in the ordinary course of business and in a manner consistent with past practice;

                (c) declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for the regular quarterly dividend on the Shares in the amount of $.07 per Share;

                (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (except for any acquisition of securities in connection with the Option Plans);

                (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except pursuant to credit facilities in existence at February 25, 1995 and the Debt Financing; (iii) except for expenditures in accordance with the Company's capital expenditure budget for the fiscal year ended February 23, 1996, a copy of which is attached as Schedule 4.01, authorize any capital expenditure or commitment for a future capital expenditure in excess of $100,000, individually or $500,000 in the aggregate for the Company and its Subsidiaries taken as a whole; or (iv) make any investment in any person, except investments in certificates of deposit maturing within 90 days of a bank which is organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating in excess of $500,000,000, or obligations maturing within 90 days guaranteed by the full faith and credit of the United States Government;

                (f) except to the extent required under existing employee and director benefit plans, agreements, company policies or other arrangements, increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practices, or grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with any present or former director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                (g) enter into, amend, modify, cancel or terminate any agreement or transaction involving the Company or any of its Subsidiaries that



(i) involves consideration in excess of $500,000 (other than (A) inventory acquisitions and dispositions, contracts for the purchase of paper or contracts for the printing of catalogs in the ordinary course of business consistent with prior practice, in each case with a term of less than 180 days or (B) contracts entered into consistent with the Company's prior practice in materially the same form as the drafts of the four proposed contracts listed on Schedule 2.20), or
(ii) involves the sale, acquisition or lease of any material assets;

                (h) fail to maintain its advertising and promotional expenditures in the ordinary course of business consistent with past practice;

                (i) modify any existing insurance coverage protecting the business, assets or employees of the Company except in the ordinary course of business consistent with past practice;

                (j) cancel any indebtedness or obligation owed to the Company or any of its Subsidiaries, or settle or compromise any material claim or waive any material rights relating to any of their respective business activities or properties;

                (k) revalue any of its assets, including, without limitation, any write-offs of notes, increases in any reserves except in the ordinary course of business consistent with past practice or any write-up of the value of inventory, property, plant, equipment or any other asset;

                (l) change any accounting method, principle, practice, policy or procedure affecting any of the Company's consolidated assets, liabilities, results of operations or business or increase or change any assumption underlying, or method of calculating, any bad debt, contingency or other reserves, except for changes required by United States generally accepted accounting principles; or

                (m) plan, commit, or enter into an agreement, to do, or take any action in preparation for, any of the things described in clauses (a) through (l).


                            ARTICLE V

                      ADDITIONAL AGREEMENTS


                SECTION 5.01. Stockholders' Meeting. (a) The Company, acting through the Board, shall, (i) in accordance with Delaware Law and the Company's Certificate of Incorporation and By-laws, as amended, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following the date hereof for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Stockholders' Meeting") and (ii) subject to its fiduciary duties under applicable law as advised by independent counsel, (A) include in the Proxy Statement the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Merger and (B) use its reasonable best efforts to obtain such approval and adoption including the solicitation from its stockholders of proxies and the retention of a proxy solicitation firm if the Company or Investor, in its good faith judgment, deems such retention advisable. At the Stockholders' Meeting, Investor shall cause all Shares then owned by it to be voted in favor of the approval and adoption of this Agreement and the Merger.

                SECTION 5.02. Proxy Statement. As soon as practicable following the date hereof, the Company shall file the Proxy Statement and the
Schedule 13E-3 with the SEC under the Exchange Act, and shall use all reasonable efforts to have the Proxy Statement and the Schedule 13E-3 cleared by the SEC. Investor and the Company shall cooperate with each other in the preparation of the Proxy Statement and the Schedule 13E-3; without limiting the generality of the foregoing, Investor will furnish to the Company the information relating to Investor required by the Exchange Act to be set forth in the Proxy Statement and the Schedule 13E-3. Each of the Company and Investor agrees to use all reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time. Notice of the Stockholders' Meeting and the Fairness Opinion shall be mailed to the stockholders of the Company along with the Proxy Statement. Goldman, Sachs & Co. shall deliver a written opinion to the Board dated as of the date of mailing of the Proxy Statement that the consideration to be received pursuant to the Merger by the holders of the Shares is fair from a financial point of view.

                SECTION 5.03. Financing. Investor will make the Investor Equity Contribution at Closing. Investor will use its reasonable best efforts to arrange on behalf of the Company the Debt Financing prior to the Stockholders' Meeting. In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefore, Investor will use its reasonable best efforts to arrange on behalf of the Company alternative financing from other sources on terms and conditions no less favorable to the Company than the portion of the Debt Financing that has become unavailable. In the event the Merger is not consummated, Investor shall pay all fees (including commitment fees), costs and expenses in connection with arranging the Debt Financing. The Company will cooperate with Investor with respect to obtaining the Debt Financing, including taking all actions necessary to authorize the Debt Financing.

                SECTION 5.04. Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to, provide the officers, employees, auditors and other agents of Investor, and financing sources who shall agree to be bound by the provisions of this Section
5.04 as though a party hereto, complete access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish Investor and such financing sources with all financial, operating and other data and information as Investor, through its officers, employees or agents, or such financing sources may reasonably request; provided, that no investigation pursuant to this Section
5.04 shall alter any representation, warranty or covenant of any party to this Agreement or any condition to the obligations of the parties hereto.

                (b)     All information obtained by Investor pursuant to this
Section 5.04 shall be kept confidential in accordance with the confidentiality agreement, dated February 10, 1995 (the "Confidentiality Agreement"), between Investor and the Company.

                SECTION 5.05. Employee Benefits Matters. Investor intends that for a period of twenty-four months immediately following the Effective Time, it shall, or shall cause the Surviving Corporation to, continue to maintain employee benefit and welfare plans, programs, contracts, agreements policies and executive incentives and perquisites, other than equity-based plans for the benefit of active and retired employees of the Company or the Surviving Corporation which in the aggregate provide benefits that are no less favorable to employees than the benefits provided to such active and retired employees on the date hereof.

                SECTION 5.06. Directors' and Officers' Indemnification and Insurance. (a) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification for events occurring at or before the Effective Time than are set forth in Article Tenth of the Certificate of Incorporation and Article IV of the By-laws of the Company, as amended, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company, or who were, at the Effective Time, serving at the request of the Company as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise, unless such modification shall be required by law.

                (b) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of the Company and each Subsidiary and each person who served at the request of the Company or any Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary, trustee, partner or agent, occurring at or before the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 5.06, upon learning of any action shall promptly notify the Company or the Surviving Corporation, as the case may be, thereof, but the failure to so notify shall not relieve the Company or the Surviving Corporation, as the case may be, of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received (provided that the Indemnified Parties shall undertake to repay any expenses paid in the event the Indemnified Party is determined to be not entitled to indemnification) and (ii) the Company and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 5.06 to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

                (c) Surviving Corporation shall use its best efforts to maintain in effect for six years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company (provided that Surviving Corporation may substitute therefor policies reasonably satisfactory to the Indemnified Parties of at least the same coverage containing terms and conditions which are not materially less advantageous) with respect to matters occurring prior to the Effective Time; provided, that in no event shall the Surviving Corporation be required to pay premiums for such insurance in excess of 175% of premiums currently paid by the Company (the "Maximum Amount") and if current insurance coverage cannot be maintained or obtained for the Maximum Amount, the Surviving Corporation shall obtain as much directors' and officers' liability insurance as can be obtained by paying an annual premium not in excess of the Maximum Amount.




                (d) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.06.

                SECTION 5.07. No Solicitation of Transactions. Until this Agreement shall have been terminated pursuant to Section 7.01, neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any substantial portion of the assets of, or any equity interest in, the Company or any Subsidiary or any business combination with the Company or any Subsidiary (whether by a tender offer, exchange offer, merger, consolidation or otherwise) or, except to the extent required by fiduciary obligations under applicable law as advised in writing by independent counsel, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing (an "Acquisition Proposal"); provided, however, that nothing contained in this
Section 5.07 shall prohibit the Board from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited (from the date of this Agreement) Acquisition Proposal in writing by such person, if, and only to the extent that, (i) the Board, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel), determines in good faith that such action is required for the Board to comply with its fiduciary duties to stockholders imposed by Delaware Law and (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person the Company uses all reasonable efforts to obtain from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall notify Investor promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall in any such notice to Investor, subject to the fiduciary obligations of the Board under applicable law, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or, subject to the fiduciary duties of the Board, standstill agreement to which the Company is or may become a party.

                SECTION 5.08. Notification of Certain Matters. The Company shall give prompt notice to Investor, and Investor shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company or Investor, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                SECTION 5.09. Further Action. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Merger; provided, however, that nothing in this Agreement shall obligate any party (or any affiliate) to sell or otherwise dispose of or hold separate any substantial business asset or product line in order to obtain any required governmental approval, (ii) use all reasonable efforts to take, or cause to be taken, all other appropriate action, and to do, or cause to be done, all other things necessary, proper or advisable under applicable foreign and domestic laws and regulations to consummate and make effective the Merger, including, without limitation, (A) using all reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its Subsidiaries (other than consents pursuant to the 10.09% and 10.0% Senior Promissory Notes listed on Schedule 2.05 as are necessary for the consummation of the Merger and (B) causing to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use reasonable efforts to take all such action.

                (b) The Company shall cooperate with any reasonable requests of Investor or the Securities and Exchange Commission (the "SEC") related to the recording of the Merger as a recapitalization for financial reporting purposes, including, without limitation, to assist Investor and its affiliates with any presentation to the SEC with regard to such recording and to include appropriate disclosure with regard to such recordings in all filing with the SEC and all mailings to stockholders made in connection with the Merger. In furtherance of the foregoing, the Company shall provide to Investor for the prior review of Investor's advisors any description of the transactions contemplated by this Agreement which is meant to be disseminated.

                (c) If the Company shall receive notice of any claim, complaint or litigation to which the Company is a party (a "Claim"), the Company shall give the Investor notice of such Claim. The Company shall consult with the Investor in the Company's defense of such Claim and make available to the



Investor, at the Investor's expense, all witnesses, pertinent records, materials and information in the Company's possession or under the Company's control relating thereto as is reasonably requested by the Investor. No such Claim, or any litigation to which the Company is a party on the date hereof, may be settled by the Company without the prior written consent of Investor, which consent shall not be unreasonably withheld.

                SECTION 5.10. Public Announcements. Investor and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Investor or the Company is a party.

                SECTION 5.11. Environmental Assessment. Upon reasonable prior notice, the Company shall provide Investor or its agents with access to the Property to conduct, at Investor's option and at Investor's expense, an environmental assessment of the Real Property. Such environmental assessment shall not include any intrusive sampling without the prior written consent of the Company, which consent shall not be unreasonably withheld. In connection with such audit, the Company shall provide Investor or its agents, upon reasonable prior notice, with (i) reasonable access to existing records of matters which are the subject of the assessment and (ii) reasonable access to the employees of the Company who are most familiar with such matters. The Company and the Investor shall cooperate in the conduct of the environmental assessment, including by scheduling site visits as necessary in order to complete the assessment prior to the Closing.

                SECTION 5.12. Termination Fees and Expenses. (a) If this Agreement shall be terminated (i) by the Company or Investor pursuant to Section 7.01(f), (ii) by Investor pursuant to Section 7.01(g)(i), or (iii) by Investor pursuant to Section 7.01(g)(ii) and within twelve months of such termination the Company shall have consummated a transaction involving more than 50% of the Common Stock pursuant to an Acquisition Proposal; then, the Company shall promptly (and in any event within five business days of written notice from Investor) pay to Freeman Spogli & Co. Incorporated ("FS & Co.") an amount equal to $3,500,000 as a termination fee.

                (b) If this Agreement is terminated in accordance with paragraph (a) above or by Investor pursuant to Section 7.01(e) (other than (i) termination as a result of the failure of Section 2.08(i) to be true and correct after the date hereof, or (ii) the failure of representations and warranties to be true and correct, and such failure does not, individually or in the aggregate
(A) have a Material Adverse Effect or (B) prevent or materially delay the consummation of the Merger), then the Company shall promptly (and in any event within five business days of written notice from Investor) pay to FS & Co. all reasonable out-of-pocket fees and expenses incurred by Investor and FS & Co. in connection with the transactions contemplated by this Agreement, including, but not limited to, fees and expenses of counsel, filing fees, agency, commitment, accounting fees, appraisal fees, and all other out-of-pocket expenses, up to a maximum aggregate amount of $1,500,000 ("Costs and Expenses").

                (c) Each of the parties acknowledges that the agreement contained in this Section 5.12 is an integral part of the transactions contemplated by this Agreement and that without such agreement, Investor would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amount due pursuant to Section 5.12, the Company shall also pay FS & Co.'s costs and expenses (including reasonable attorneys' fees) incurred in connection with collecting such amount, together with interest on the amounts payable at the corporate base rate publicly announced by Merrill Lynch from the date such amount was required to be paid to the date of payment.

                SECTION 5.13. Management Shares. If the parties agree that members of management shall retain certain Shares and such Shares shall remain outstanding after the Effective Time, the parties will amend this Agreement accordingly.

                SECTION 5.14. Employee Options. The Company shall use all reasonable efforts to obtain the consent of all holders of Options under the 1987 Plan to the cancellation of all such options, whether or not vested, in exchange for cash in accordance with Section 1.07.


                           ARTICLE VI

                    CONDITIONS TO THE MERGER


                SECTION 6.01. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of the Company in accordance with the Certificate of Incorporation of the Company and Delaware Law;

                (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

                (c) No Order. No governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent)



which is then in effect and has the effect of making illegal or otherwise preventing or prohibiting consummation of the Merger.

                SECTION 6.02. Conditions to Obligations of Investor. The obligations of Investor to effect the Merger are subject to the satisfaction of the following conditions unless waived by Investor in writing:

                (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise permitted by this Agreement, and Investor shall have received a certificate signed on behalf of the Company by the chief executive officer and by the chief financial officer of the Company to such effect.

                (b) Performance of Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Investor shall have received a certificate signed on behalf of the Company by the chief executive officer and by the chief financial officer of the Company to such effect.

                (c)     Financing.  The Debt Financing shall have been obtained.

                (d) Director Resignations. All Directors on the Board except for the Chairman, shall have tendered their resignations, effective as of the Effective Time.

                (e) Material Adverse Effect. After the date hereof there shall not have been a Material Adverse Effect, without regard, however, to changes generally applicable to the industries in which the Company and its Subsidiaries are involved or general economic conditions.

                (f) Consent of Option Holders. Holders of a sufficient number of Options pursuant to the 1987 Plan shall have consented to the cancellation of such Options in exchange for cash consideration in accordance with Section 1.07 such that the sum of (i) such Options, (ii) the number of Options for which alternative agreements are reached as contemplated by Section
1.07 and (iii) Options issued pursuant to the Directors Plan, is in excess of 95% of all outstanding Options.

                        SECTION 6.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company in writing:

                (a) Representations and Warranties. The representations and warranties of Investor set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise permitted by this Agreement, and the Company shall have received a certificate signed on behalf of Investor by the chief executive officer and by the chief financial officer of Investor to such effect.

                (b) Performance of Obligations of Investor. Investor shall have performed all obligations required to be performed by it under this Agreement prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Investor by the chief executive officer and by the chief financial officer of Investor to such effect.


                           ARTICLE VII

                           TERMINATION

                SECTION 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

                (a) by mutual written consent duly authorized by the Boards of Directors of Investor and the Company;

                (b) by either Investor or the Company if the Effective Time shall not have occurred on or before October 31, 1995; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and provided further that if any condition to this Agreement shall fail to be satisfied by reason of the existence of an injunction or order of any court or governmental or regulatory body, then at the request of either party the deadline date referred to above shall be extended for a reasonable period of time, not in excess of 60 days, to permit the parties to have such injunction vacated or order reversed;

                (c) by either Investor or the Company if any court of competent jurisdiction or other governmental authority located or having jurisdiction in the United States shall have issued an order, decree, ruling or taken any other action prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                (d) by the Company, at any time prior to the Effective Time, if (i) Investor shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Investor at or prior to such date of termination, which failure to perform cannot be cured by October 31, 1995, or (ii) any representation or warranty of Investor in the Agreement shall not be true and correct in any material respect, which failure to be true and correct cannot be cured prior to



October 31, 1995, as if such representation or warranty was made as of such time on or after the date of the Agreement, unless such representation or warranty speaks as of a specified date;

                (e)     by Investor, at any time prior to the Effective Time, if
(i) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination, which failure to perform cannot be cured by October 31, 1995, or (ii) any representation or warranty of the Company in the Agreement shall not be true and correct in any material respect, which failure to be true and correct cannot be cured prior to October 31, 1995, as if such representation or warranty was made as of such time on or after the date of the Agreement, unless such representation or warranty speaks as of a specified date; or

                (f) by Investor or the Company, if the Board (i) shall have withdrawn or modified its approval or recommendation of the Merger or (ii) shall have recommended another merger, consolidation, business combination with, or acquisition of, the Company or its assets or tender offer for Shares, or shall have resolved to do any of the foregoing.

                (g) by Investor, if another entity, person or group, as defined in Section 13(d) of the Exchange Act and the regulations promulgated thereunder (a "Group") (i) acquires Shares or shall have been granted any option or right to acquire Shares representing more than 30% of the then outstanding voting power of the Company or (ii) announces an Acquisition Proposal involving a majority of the Common Stock, and at the Stockholders' Meeting (A) such Acquisition Proposal remains outstanding and (B) the Merger is not approved and adopted by the affirmative vote of a majority of the stockholders of the Company.

                SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto except as set forth in Sections 5.12 and 8.01 hereof; provided, however, nothing herein shall relieve any party from liability for any breach hereof.

                          ARTICLE VIII

                       GENERAL PROVISIONS

                SECTION 8.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Sections 5.05, 5.06, 5.08 and 5.09, and Article VIII shall survive the Effective Time indefinitely and those set forth in Sections 5.04(b) and 5.12, and Article VIII shall survive termination indefinitely, and other than any representation or covenant the breach of which has resulted in the termination of this Agreement.

                SECTION 8.02. Expenses. Upon consummation of the Merger, the Surviving Corporation shall pay all expenses of the Company and Investor in connection with the transactions contemplated by this Agreement, and shall pay a $3,000,000 transaction fee to FS & Co. If the Merger is not consummated, each party hereto shall bear its respective fees and expenses, except as otherwise provided in Section 5.03 and Section 5.12.

                SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                SECTION 8.05. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.04):

                if to Investor:

                        VB Investment Corporation
                        599 Lexington Avenue, 18th Floor
                        New York, New York  10022
                        Telephone:  (212) 758-2555
                        Telecopier:  (212) 758-7499
                        Attention:  John M. Roth




                with a copy to:

                        Riordan & McKinzie
                        300 South Grand Avenue, 29th Floor
                        Los Angeles, California  90071
                        Telephone:  (213) 629-4824
                        Telecopier:  (213) 229-8550
                        Attention:  Richard J. Welch

                if to the Company:

                        Lillian Vernon Corporation
                        543 Main Street
                        New Rochelle, New York  10801
                        Telephone:  (914) 637-5700
                        Telecopier:  (914) 637-5602
                        Attention:  Susan Cortazzo

                with a copy to:

                        Shearman & Sterling
                        599 Lexington Avenue
                        New York, New York  10022
                        Telephone:  (212) 848-4000
                        Telecopier:  (212) 848-7179
                        Attention:  David W. Heleniak


                SECTION 8.06. Certain Definitions. For purposes of this Agreement, the term:

                (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

                (b) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

                (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                (d) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

                (e) "Subsidiaries" or "Subsidiary" of the Company, the Surviving Corporation, Parent or any other person means any corporation a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

                SECTION 8.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

                SECTION 8.08. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Investor may assign (i) all or any of its rights and obligations hereunder to any affiliate of Investor provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations and (ii) all or any of its rights hereunder as security for the Financing.

                SECTION 8.09. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 5.05 and 5.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

                SECTION 8.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                SECTION 8.11.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

                SECTION 8.12. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                SECTION 8.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                IN WITNESS WHEREOF, Investor and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


Attest:                                 VB INVESTMENT CORPORATION


    /s/ Mark J. Doran                   By  /s/ John M. Roth
- -----------------------                 ------------------------
Name:   MARK J. DORAN                   Name:   JOHN M. ROTH
Title:  SECRETARY                       Title:  VICE PRESIDENT


Attest:                                  LILLIAN VERNON CORPORATION


    /s/ Susan Cortazzo                  By  /s/ Lillian Vernon
- -----------------------                 -------------------------
Name:   SUSAN CORTAZZO                  Name:   LILLIAN VERNON
Title:  SECRETARY                       Title:  CHAIRMAN